Exhibit 99.1

**For Immediate Release**

For more information, contact:
Victor Karpiak: (425) 255-4400
Scott Gaspard: (425) 254-2002

First Financial Northwest, Inc.
Reports Financial Results for the Year Ended December 31, 2009

Renton, Washington – January 25, 2010 - First Financial Northwest, Inc. (the “Company”) (Nasdaq GS: FFNW), the holding company for First Savings Bank Northwest (the “Bank”), today reported a net loss for the year ended December 31, 2009 of $40.7 million, or $2.18 per diluted share, as compared to net income of $4.7 million, or $0.22 per diluted share for the year ended December 31, 2008. For the quarter ended December 31, 2009, our net loss was $12.2 million, or $0.69 per diluted share as compared to a net loss of $3.0 million, or $0.14 per diluted share for the same period in 2008. For the year ended December 31, 2009, the following significant items, which total $67.0 million, contributed to our net loss:

•	Provision for loan losses was $51.3 million;
•	Goodwill impairment totaling $14.2 million was written-off;
•	The remaining book value of $983,000 related to the building that housed our lending division was expensed as a new facility is being built;
•	A special assessment was levied on all financial institutions for deposit insurance by the Federal Deposit Insurance Corporation (“FDIC”), our portion totaled $559,000.

“In a year which has proven to be the most challenging in the history of our Company, we still experienced strong deposit growth and increased liquidity, but our struggles in the construction and land development sector continued. We have seen more devaluation in the real estate market specific to construction lending than we could ever have anticipated. Over the past year, we continued to work with our builders to minimize the negative effects this turmoil has caused. With the stress of a prolonged economic downturn, it became evident in the fourth quarter that some of our builder relationships no longer had the energy or resources to market the projects as necessary. This resulted in us utilizing more aggressive measures such as foreclosures, short sales and accepting deeds in lieu of foreclosure as part of a determined resolution process. These events have caused us to significantly increase our provision for loan losses bringing our reserves to a level that we believe at this time, is adequate to cover potential losses in our loan portfolio. We are committed to our goal of restoring earnings and improving our asset quality,” stated Mr. Victor Karpiak, Chairman of the Board, President and our Chief Executive Officer.

Capital levels at First Savings Bank Northwest continue to exceed the regulatory requirement for being “well capitalized.”   Our Tier 1 leverage, Tier 1 risk-based and Total risk-based capital ratios for the Bank only at December 31, 2009, were 12.46%, 19.20% and 20.49%, respectively, compared to the regulatory capital requirements to be considered “well capitalized” which are 5%, 6%, and 10%, respectively. In addition, the parent company of the Bank at December 31, 2009 had an additional $52.7 million of capital.

Results of Operations
Our net loss for the fourth quarter of 2009 as compared to the same period in 2008 was primarily the result of increasing the provision for loan losses by $18.2 million to $23.7 million. This increase was offset by an increase in noninterest income of $2.9 million and a $5.9 million decrease in federal income tax expense. Similarly, for the year ended December 31, 2009, our results were primarily attributable to increasing the provision for loan losses by $41.9 million to $51.3 million and an increase in noninterest expense of $20.4 million (which included the $14.2 million impairment charge in goodwill). These increases were partially offset by a $16.5 million decrease in federal income tax expense as compared to 2008.

Net Interest Income/Loss
Net interest income for the quarter ended December 31, 2009 increased $243,000 to $8.3 million, as compared to $8.1 million for the same period in 2008. Interest income for the fourth quarter of 2009 decreased $600,000, or 3.5%, to $16.3 million from $16.9 million for the quarter ended December 31, 2008. This decline was partially offset by a reduction in interest expense of $843,000, or 9.5% for the three months ended December 31, 2009 from the comparable quarter in 2008.

The decline in interest income for the fourth quarter of 2009 was primarily the result of the decline in yield on average interest-earning assets for the quarter of 55 basis points which equates to a decrease of $1.1 million in interest income. The yield on average assets declined to 5.13% for the three months ended December 31, 2009 as compared to 5.68% for the same period in 2008 reflecting both the general decline in interest rates and the increase in our foregone interest (interest that has not been accrued on nonperforming loans). The yield on net loans receivable declined to 5.61% for the three months ended December 31, 2009 from 5.89% for the same period in 2008, a decrease of 28 basis points or $798,000 of the decline in interest income, of which $1.9 million related to foregone interest. The yield on investments available for sale decreased 55 basis points to 4.14% from 4.69%, or $195,000 for the same time periods. The yield on federal funds sold and interest-bearing deposits decreased 81 basis points to 0.29% during the quarter ended December 31, 2009, from 1.10% for the same period in 2008, or $137,000 reflecting the same general decline in interest rates. This decline in interest income related to rates was partially offset by an additional $513,000 of interest income generated by the growth in the average net loan portfolio balance of $32.3 million.

Total interest expense for the quarter ended December 31, 2009 decreased $843,000 or 9.5% to $8.0 million from $8.9 million for the same period in 2008. This decline was primarily a result of the general decline in interest rates which accounted for $1.9 million of the decrease. Our overall cost of funds decreased to 3.02% for the quarter ended December 31, 2009 from 3.83% as compared to the same quarter in 2008 primarily as a result of the decline in the cost of our certificates of deposit. The cost of our certificates of deposit decreased from 4.43% in the fourth quarter of 2008 to 3.42%, or $1.8 million compared to the same quarter in 2009. Conversely, the costs related to the increase in our interest-bearing liabilities, offset the benefit from the decline in interest rates by $1.0 million. Total average interest-bearing liabilities increased $135.7 million to $1.1 billion during the fourth quarter of 2009 as compared to $927.0 million for the same quarter in 2008. Average deposits increased $140.1 million and the average balance of advances from the Federal Home Loan Bank of Seattle (“FHLB”) decreased $4.3 million. Our interest rate spread for the quarter ended December 31, 2009 increased to 2.11% from 1.85% as compared to the same quarter in 2008. Our net interest margin decreased to 2.61% for the fourth quarter of 2009 as compared to 2.71% for the quarter ended December 31, 2008 primarily as a result of foregone interest.

Net interest income for the year ended December 31, 2009 decreased $1.5 million to $31.1 million as compared to $32.6 million for 2008. Interest income for the years ended December 31, 2009 and 2008 was $65.0 million and $68.6 million, respectively, a decrease of $3.6 million. This decrease in interest income over the past year was partially offset by a decrease in interest expense of $2.1 million, or 5.74% as compared to the year ended December 31, 2008.

Similar to the fourth quarter results, the decline in interest income for 2009 as compared to 2008 was a result of the decrease in yield on interest-earning assets of 70 basis points or an $8.8 million decline in interest income.  The yield on average interest-earning assets declined to 5.21% for the year ended December 31, 2009 from 5.91% for 2008 reflecting both the general decline in interest rates and the increase in our foregone interest during the last year. The yield on net loans receivable declined to 5.60% for the year ended December 31, 2009 from 6.27% in 2008, a decrease of 67 basis points, or $7.0 million of which $7.2 million was a result of foregone interest.  The yield on investments available for sale decreased 41 basis points from 4.68%, or $639,000 for the same time period.  The yield on federal funds sold and interest-bearing deposits decreased 243 basis points to 0.23% during the year ended December 31, 2009, from 2.66% in 2008, or $1.1 million as a result of the general decline in interest rates.  The decline in interest income for the year was partially offset by an additional $5.1 million in interest income generated by the growth in the average net loan portfolio balance of $79.9 million for the year ended December 31, 2009 as compared to 2008.  The average net loan portfolio balance for the year ended December 31, 2009 was $1.0 billion as compared to $962.2 million for 2008.

Total interest expense for the year ended December 31, 2009 decreased $2.1 million or 5.74% to $33.9 million from $36.0 million in 2008. Similar to the results for the fourth quarter, the decline in interest expense for the year ended December 31, 2009 as compared to 2008 was primarily a result of the general decrease in interest rates which equated to a decrease in interest expense of $6.7 million. Our overall cost of funds decreased to 3.35% for 2009 from 4.07% in 2008. The cost of our certificates of deposit, which accounted for the majority of the decline in interest expense, decreased from 4.70% in 2008 to 3.79% in 2009, resulting in a $6.2 million savings. The costs associated with the increase in the average balance of our interest-bearing liabilities offset the decline in interest expense by $4.7 million for the same time period.  Total average interest-bearing liabilities increased $127.4 million to $1.0 billion in 2009 as compared to $884.6 million in 2008.  The balance of average deposits increased $104.0 million and the average balance of advances from the FHLB increased $23.4 million during 2009 as compared to 2008.  Our interest rate spread for 2009 was 1.86% for the twelve months ended December 31, 2009 as compared to 1.84% in 2008. Our net interest margin decreased to 2.49% in 2009 as compared to 2.81% in 2008.

Provision for Loan Losses
The provision for loan losses was $23.7 million and $5.5 million, for the quarters ended December 31, 2009 and 2008, respectively. Included in the fourth quarter provision for loan losses was an additional specific reserve of $5.9 million related to a large condominium project which we concluded that the long-term prospects for this project were not viable at this time. As a result, we subsequently charged-off this amount to reflect the “as is” value of the real estate. With real estate prices continuing to come under pressure, the anticipated increase in FDIC liquidations in our market and the excess capacity of real estate available in our market area, we expect that sales of real estate will be at prices below what we originally anticipated. As a result, we have increased our provision for loan losses for the fourth quarter of 2009 to reflect probable losses based on the current market values of the real estate underlying our problem loans. In addition, we anticipate foreclosing on additional properties in 2010. Based on our evaluation of the adequacy of the allowance for loan losses, after taking into account $21.8 million of loan charge-offs during the quarter, and the inherent risk in the loan portfolio, including the level of our nonperforming loans as well as specific reserves, we established the $23.7 million loan loss provision for the fourth quarter of 2009.

Nonperforming loans as of December 31, 2009 were $120.7 million, compared to $58.6 million at December 31, 2008. As a percentage of our total loan portfolio, the amount of nonperforming loans was

11.23% and 5.56% at December 31, 2009 and 2008, respectively. The increase in nonperforming loans was primarily related to our construction and land development portfolio. The provision for loan losses was $51.3 million and $9.4 million, respectively, for the years ended December 31, 2009 and 2008. As a result of this provision for loan losses, the allowance for loan loss account at December 31, 2009 increased to $33.0 million or 3.07% of our total loan portfolio, net of undisbursed funds. This compares to $31.1 million, or 2.86% of the total loan portfolio, net of undisbursed funds, at September 30, 2009 and $16.9 million, or 1.61% of the total loan portfolio, net of undisbursed funds, at December 31, 2008. The following table details the activity in the allowance for loan losses for the three months and years ended December 31, 2009 and 2008:

	Three Months Ended		Years Ended
	December 31,		December 31,
	2009	2008	2009	2008
	(In thousands)
Balance at the beginning of the period	$31,134	$11,837	$16,982	$7,971
Provision for loan losses	23,705	5,500	51,300	9,443
Charge-offs	(21,816)	(355)	(35,302)	(432)
Recoveries	16	-	59	-
Balance at the end of the period	$33,039	$16,982	$33,039	$16,982

We have hired experienced professionals to form a special assets team whose primary focus is on the prompt and effective management of our troubled, nonperforming assets and to expedite their disposition and minimize any potential losses. This was deemed necessary due to a change in our long-standing practice of promoting builder-partnering solutions as opposed to that of Bank-directed solutions which include foreclosures, short-sales and accepting deeds in lieu of foreclosure. Historically, we have not pursued these types of Bank-directed solutions as our history of loan losses has been negligible. During the fourth quarter of 2009, we foreclosed on and took possession of 32 properties totaling $11.8 million which are now classified as other real estate owned (“OREO”) on our balance sheet.

The breakdown of OREO at December 31, 2009 was as follows:
	King County	Pierce County	Total OREO	Percent of OREO
	(Dollars in thousands)

One-to four-family residential	$1,903	$2,973	$4,876	41.20%
Multifamily	-	-	-	0.00
Commercial real estate	1,651	-	1,651	13.95
Construction/land development	4,661	647	5,308	44.85
Total Other Real Estate Owned	$8,215	$3,620	$11,835	100.00%

We did not have any OREO at September 30, 2009 or December 31, 2008.  We anticipate taking possession of additional OREO during 2010.

Noninterest Income
Noninterest income was $1.9 million for the quarter ended December 31, 2009, as compared to a loss of $1.0 million for the same quarter in 2008. The $2.9 million increase in noninterest income for the fourth quarter of 2009 as compared to the same quarter in 2008 was predominately related to a net gain on the sale of investments in the fourth quarter of 2009 of $1.9 million. In addition, during the fourth quarter of 2008 we recorded an other-than-temporary impairment (“OTTI”) loss of $1.0 million related to a mutual fund investment whose market value had declined, with no comparable loss for the same quarter in 2009. For the year ended December 31, 2009, noninterest income increased $1.8 million, to $2.0 million compared to $200,000 for the same period in 2008. This increase was primarily related to the $1.6 million OTTI impairment loss on investments recorded in 2008. The OTTI loss for the same investment recorded in 2009 was $152,000. At December 31, 2009, the balance of the mutual fund investment was $4.6 million.

Noninterest Expense
Noninterest expense remained relatively stable at $4.3 million in the fourth quarter of 2009 compared to $4.2 million in the same quarter of 2008. For the year ended December 31, 2009, noninterest expense increased $20.4 million to $35.1 million from $14.7 million in 2008. The increase was primarily attributable to the goodwill impairment charge of $14.2 million recorded in the second quarter of 2009. During the second quarter of 2009, we conducted a review of the carrying value of our goodwill resulting from the acquisition of Executive House, a mortgage-banking business, which we acquired in December

2005. This review concluded that it was appropriate to record an impairment loss for this entire asset as a result of the continued decline in the economic environment. Salaries and employee benefits also increased during the year ended December 31, 2009 by $2.5 million as compared to the same period in 2008. Expenses associated with awards under the Equity Incentive Plan that was implemented in the third quarter of 2008 accounted for $1.3 million of the increase. The remaining increase related to the rise in staffing levels, medical insurance premiums and pension expense as compared to a year ago. In addition, regulatory assessments increased by $1.8 million in 2009 as compared to 2008, due to the increase in deposit insurance premiums as well as a special assessment levied by the FDIC during the second quarter of 2009.

Assets
At December 31, 2009, total assets increased $70.9 million to $1.3 billion from December 31, 2008. Cash, federal funds sold and interest-bearing deposits increased $99.2 million at December 31, 2009 as compared to the previous year. This increase was mainly attributable to $71.1 million in proceeds received from sales of investment securities completed during the year ended December 31, 2009. These sales resulted in a $51.9 million decrease in investments available for sale at December 31, 2009 as compared to December 31, 2008. Our loan portfolio, net of the allowance for loan losses, increased $4.1 million or 0.4% during the year ended December 31, 2009. Loan originations for the fourth quarter totaled $50.0 million and included: $12.4 million in one-to-four family mortgages; $15.4 million and $15.3 million in commercial real estate and multifamily loans, respectively; and $3.5 million in consumer loans. Included in the one-to-four family residential loan originations were $1.6 million of permanent loans where the builders have financed homes that are being rented by third parties. We also originated $3.2 million in construction related loans to our merchant builders so they could continue to complete their projects and utilize their existing land inventory. We have not expanded our customer base for this loan type during the past year.

Loan originations for the year ended December 31, 2009 totaled $206.5 million and included: $73.7 million in one-to-four family mortgages; $50.7 million each for commercial real estate and multifamily loans, respectively; and $13.2 million in consumer loans. Included in the one-to-four family residential loan originations were $30.0 million of permanent loans where the builders have financed homes that are being rented by third parties. We also originated $17.7 million in construction related loans to our merchant builders so they could continue to complete their projects and utilize their existing land inventory and $500,000 in business loans.

Premises and equipment, net of depreciation, increased $6.6 million primarily as a result of the construction of a new building to house our lending staff. The new building is on budget and we anticipate moving our lending staff into the new facility in mid-February 2010. Federal income tax receivable increased $9.5 million, of which $8.3 million represents the money due to the Company from the application of net operating loss carrybacks to recover taxes paid in previous years as a result of a newly enacted tax law. During the second quarter of 2009, we conducted a review of the carrying value of our goodwill as a result of the continued decline in the economic environment. We concluded that it was appropriate to record an impairment loss on the entire asset. The fourth quarter of 2009 marked the first time in many years that we have had any OREO on our balance sheet. OREO increased $11.8 million as a result of foreclosure activity in the fourth quarter of 2009. Prepaid expenses and other assets increased $3.6 million primarily due to the three-year FDIC insurance premium assessment paid in December 2009 which will be amortized to expense over the next three years.

The following table presents a breakdown of our loan portfolio:
	At December 31,		At December 31,
	2009		2008
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Real Estate:
One-to-four family residential	$496,731	44.54%	$512,446	45.05%
Multifamily residential	146,508	13.14	100,940	8.87
Commercial	288,996	25.91	260,727	22.92
Construction/land development	163,953	14.70	250,512	22.02
Total real estate	1,096,188	98.29	1,124,625	98.86

Business	353	0.03	-	-

Consumer	18,678	1.68	12,927	1.14
Total loans	$1,115,219	100.00%	$1,137,552	100.00%

Less:
Loans in process	39,942		82,541
Deferred loan fees	2,938		2,848
Allowance for loan losses	33,039		16,982

Loans receivable, net	$1,039,300		$1,035,181

The construction/land development portfolio decreased $86.5 million to $164.0 million at December 31, 2009 from $250.5 million at December 31, 2008. This decrease was a result of our concerted efforts working with our current construction loan customers, not expanding this line of business during these troubling economic times, charge-offs, the migration of problem loans to OREO and loan payoffs.

Our loan policy limits the maximum amount of loans we can make to one borrower to 20% of the Bank’s risk-based capital.  As of December 31, 2009, the maximum amount which we could lend to any one borrower was $34.9 million.  Exceptions may be made to this policy with the prior approval of the Board of Directors if the borrower exhibits financial strength or compensating factors to sufficiently offset any weaknesses based on the loan-to-value ratio, borrower’s financial condition, net worth, credit history, earnings capacity, installment obligations and current payment history.

Our five largest borrowing relationships, as of December 31, 2009 were:

	December 31, 2009
	Aggregate Amount		Number
Borrower (1)	of Loans (2)		of Loans

Real estate builder	$47.9	million (3)	150
Real estate builder	39.5	million	144
Real estate builder	28.7	million	120
Real estate builder	19.0	million (4)	71
Real estate investor	17.6	million	3
Total	$152.7	million	488

(1) The composition of borrowers represented in the table may change from one period to the next.
(2) Net of undisbursed funds.
(3) Of this amount, $9.2 million is considered impaired loans.
(4) Of this amount, $14.6 million is considered impaired loans.

The following table details the breakdown of the types of loans to our five largest borrowing relationships at December 31, 2009:

	One-to-Four Family		Multifamily		Commercial
	Residential Loans		Loans		Loans		Construction/		Aggregate Amount
Borrower	(Rental Properties)		(Rental Properties)		(Rental Properties)		Land Development (1)		of Loans (1)

Real estate builder	$18.7	million	$-		$0.3	million	$28.9	million	$47.9	million
Real estate builder	26.6	million	-		0.8	million	12.1	million	39.5	million
Real estate builder	19.2	million	1.1	million	0.1	million	8.3	million	28.7	million
Real estate builder	11.2	million	-		-		7.8	million	19.0	million
Real estate investor	-		-		17.6	million	-		17.6	million
Total	$75.7	million	$1.1	million	$18.8	million	$57.1	million	$152.7	million

(1) Net of undisbursed funds.

During the fourth quarter of 2009, our largest borrower began experiencing the effects of the difficult economic environment. We have been working closely with this borrower to help work through these challenging times. We have agreed upon a plan of action that will improve the borrower’s liquidity position going forward and as a result have considered $9.2 million of this loan relationship impaired. As of December 31, 2009, all of the loans included in this relationship were current and complying with the terms of the loan agreements.

Some of the builders listed in the previous tables, as part of their business strategy, retain a certain percentage of their finished homes in their own inventory of permanent investment properties (i.e. one-to-four family rental properties).  These properties are used to enhance the builders’ liquidity through rental income and improve their equity position, long-term, through the appreciation in market value of the property.  As part of our underwriting process we review the borrowers’ business strategy to determine the feasibility of the project.  In the past couple of years, these builders have taken more rental properties into their portfolio than originally planned as a result of the depressed housing market.  For the four builders included in the previous table, the total one-to-four family rental properties increased $700,000, or 0.9% from $75.0 million at September 30, 2009 to $75.7 million at December 31, 2009.

At December 31, 2009, nonperforming assets, totaled $132.5 million, a decrease of $16.5 million, or 11.1%, as compared to September 30, 2009. Nonperforming loans represented 11.2% of total loans, net of undisbursed funds, and nonperforming assets as a percent of total assets was 10.1% at December 31, 2009. Nonperforming assets have increased $73.9 million as compared to December 31, 2008.

The following table presents a breakdown of our nonperforming assets:

	December 31,	September 30,	December 31,	One-Year	One-Year
	2009	2009	2008	Change $	Change %
	(In thousands)
One-to-four family residential (1)	$36,874	$41,281	$10,837	$26,037	240%
Commercial real estate	11,535	18,527	3,762	7,773	207
Construction/land development	71,780	88,757	44,043	27,737	63
Consumer	514	425	-	514	100
Total nonperforming loans	$120,703	$148,990	$58,642	$62,061	106%

Other real estate owned	11,835	-	-	11,835	100

Total nonperfoming assets	$132,538	$148,990	$58,642	$73,896	126%
____________________
(1) The majority of these loans are related to our merchant builders rental properties.

During the fourth quarter of 2009, we shifted our strategy, related to nonperforming assets, from promoting builder-partnering solutions to a Bank-directed solutions approach. These solutions included foreclosures, short-sales and accepting deeds in lieu of foreclosure. This approach has resulted in the Bank foreclosing on $11.8 million of real estate during the fourth quarter of 2009. We anticipate continued foreclosure activity while we work with our nonperforming loan customers to minimize our loss exposure. During the fourth quarter of 2009, our actions resulted in a $16.5 million decrease in nonperforming assets.

Each of the major loan categories experienced a decrease in nonperforming loans during the fourth quarter of 2009 excluding the consumer loan category.

Our troubled debt restructured loans (TDRs) increased $10.2 million to $61.5 million at December 31, 2009 from $51.3 million at September 30, 2009. Of the $61.5 million of loans classified as TDRs, $35.5 million were considered performing, this compares to $24.2 million of performing TDRs at September 30, 2009. This increase was the result of a higher volume of requests for modification of loan terms from our customers to help them work through these challenging economic times. The majority of these modifications were adjustments to interest-only payments for a relatively short period of time. At December 31, 2009, our TDRs increased $38.5 million to $61.5 million as compared to $23.0 million at December 31, 2008.

Liabilities
Total liabilities increased $132.5 million, or 13.9%, to $1.1 billion at December 31, 2009 from $954.3 million at December 31, 2008. Deposits increased $147.9 million, or 18.7%, to $939.4 million from December 31, 2008, as customers are saving more as a result of the current economic conditions. We had no brokered deposits at December 31, 2009. Advances from the FHLB decreased $16.3 million to $139.9 million at December 31, 2009 compared to December 31, 2008.

Stockholders’ Equity
Our total stockholders’ equity decreased $61.6 million, or 21.2%, to $228.5 million at December 31, 2009 from $290.1 million at December 31, 2008. This decrease was primarily the result of the net loss of $40.7 million, the repurchase of 2.5 million shares for $17.8 million and the payment of cash dividends to shareholders of $6.4 million during the year ended December 31, 2009.

First Financial Northwest, Inc. is the parent company of First Savings Bank Northwest, a Washington chartered stock savings bank headquartered in Renton, Washington, serving the Puget Sound Region through its full-service banking office. We are a part of the ABA NASDAQ Community Bank Index as well as the Russell 3000 Index. For additional information about us, please visit our website at www.fsbnw.com and click on the “Investor Relations” section.

Forward-looking statements:
Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations of the business environment in which we operate, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding our mission and vision. These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties. Our actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to: the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs that may be impacted by deterioration in the housing and commercial real estate markets and may lead to increased losses and nonperforming assets in our loan portfolio, and may result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our reserves; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes and other properties and fluctuations in real estate values in our market areas; results of examinations of us by the Office of Thrift Supervision and our bank subsidiary by the Federal Deposit Insurance Corporation, the Washington State Department of Financial Institutions, Division of Banks or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our reserve for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our work force and potential associated charges; computer systems on which we depend could fail or experience a security breach; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to implement our branch expansion strategy; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we have acquired or may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; our ability to manage loan delinquency rates; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, including the interpretation of regulatory capital or other rules; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; the economic impact of war or any terrorist activities; other economic, competitive, governmental, regulatory, and technological factors affecting our operations; pricing, products and services; and other risks detailed in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009,  June 30, 2009 and September 30, 2009. Any of the forward-looking statements that we make in this Press Release and in the other public statements we make may turn out to be wrong because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Because of these and other uncertainties, our actual future results may be materially different from those expressed in any forward-looking statements made by or on our behalf. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We undertake no responsibility to update or revise any forward-looking statements.

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(Dollars in thousands, except share data)
(Unaudited)

	December 31,
Assets	2009	2008

Cash on hand and in banks	$8,937	$3,366
Interest-bearing deposits	96,033	600
Federal funds sold	—	1,790
Investments available for sale	97,383	149,323
Loans receivable, net of allowance of $33,039 and $16,982	1,039,300	1,035,181
Premises and equipment, net	19,585	13,026
Federal Home Loan Bank stock, at cost	7,413	7,413
Accrued interest receivable	4,880	5,532
Federal income tax receivable	9,499	—
Deferred tax assets, net	12,139	9,266
Goodwill	—	14,206
Other real estate owned	11,835	—
Prepaid expenses and other assets	8,330	4,737
Total assets	$1,315,334	$1,244,440

Liabilities and Stockholders' Equity

Deposits	$939,423	$791,483
Advances from the Federal Home Loan Bank	139,900	156,150
Advance payments from borrowers for taxes &
and insurance	2,377	2,745
Accrued interest payable	457	478
Federal income tax payable	—	336
Other liabilities	4,660	3,140
Total liabilities	1,086,817	954,332

Commitments and contingencies

Stockholders' Equity
Preferred stock, $0.01 par value; authorized 10,000,000
shares, no shares issued or outstanding	—	—
Common stock, $0.01 par value; authorized 90,000,000
shares; issued and outstanding 18,823,068 and
21,293,368 shares at December 31, 2009 and
December 31, 2008	188	213
Additional paid-in capital	186,120	202,167
Retained earnings, substantially restricted	55,251	102,358
Accumulated other comprehensive income, net of tax	1,347	887
Unearned Employee Stock Ownership Plan (ESOP) shares	(14,389)	(15,517)
Total stockholders' equity	228,517	290,108
Total liabilities and stockholders' equity	$1,315,334	$1,244,440

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(Dollars in thousands, except share data)
(Unaudited)

	Quarter Ended
	December 31,	September 30,	December 31,	Three Month	One Year
	2009	2009	2008	Change	Change
Interest income
Loans, including fees	$14,817	$14,376	$15,101	3.07%	(1.88)%
Investments available for sale	1,422	1,765	1,793	(19.43)	(20.69)
Tax exempt investments available for sale	48	48	47	0.00	2.13
Federal funds sold and interest-bearing deposits with banks	48	32	11	50.00	336.36
Dividends on Federal Home Loan Bank stock	—	—	(17)	0.00	(100.00)
Total interest income	$16,335	$16,221	$16,935	0.70%	(3.54)%
Interest expense
Deposits	6,787	7,262	7,710	(6.54)	(11.97)
Federal Home Loan Bank advances	1,239	1,310	1,159	(5.42)	6.90
Total interest expense	$8,026	$8,572	$8,869	(6.37)%	(9.51)%
Net interest income	8,309	7,649	8,066	8.63	3.01
Provision for loan losses	23,705	7,795	5,500	204.11	331.00
Net interest income (loss) after provision for loan losses	$(15,396)	$(146)	$2,566	10445.21%	(700.00)%
Noninterest income (loss)
Net gain (loss) on sale of investments	1,880	(2)	(51)	(94100.00)	(3786.27)
Other-than-temporary impairment loss on investments	—	—	(1,017)	0.00	(100.00)
Other	47	74	55	(36.49)	(14.55)
Total noninterest income (loss)	$1,927	$72	$(1,013)	2576.39%	(290.23)%
Noninterest expense
Salaries and employee benefits	2,577	3,077	2,796	(16.25)	(7.83)
Occupancy and equipment	320	343	301	(6.71)	6.31
Professional fees	384	332	366	15.66	4.92
Data processing	162	178	135	(8.99)	20.00
FDIC/OTS assessments	351	352	167	(0.28)	110.18
Other general and administrative	533	607	472	(12.19)	12.92
Total noninterest expense	$4,327	$4,889	$4,237	(11.50)%	2.12%
Loss before provision (benefit) for federal income taxes	(17,796)	(4,963)	(2,684)	258.57	563.04
Provision (benefit) for federal income taxes	(5,548)	(3,304)	305	67.92	(1919.02)
Net loss	$(12,248)	$(1,659)	$(2,989)	638.28%	309.77%
Basic loss per share	$(0.69)	$(0.09)	$(0.14)	(0.60)%	(0.55)%
Diluted loss per share	$(0.69)	$(0.09)	$(0.14)	(0.60)%	(0.55)%

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(Dollars in thousands, except share data)
(Unaudited)

	Years Ended December 31,
	2009	2008	2007
Interest income
Loans, including fees	$58,332	$60,318	$56,123
Investments available for sale	6,409	6,799	5,950
Tax exempt investments available for sale	190	627	—
Investments held to maturity	—	—	334
Tax exempt investments held to maturity	—	—	3,474
Federal funds sold and interest-bearing deposits with banks	102	810	660
Dividends on Federal Home Loan Bank stock	—	47	28
Total interest income	$65,033	$68,601	$66,569
Interest expense
Deposits	28,806	31,632	34,825
Federal Home Loan Bank advances	5,107	4,346	8,023
Total interest expense	$33,913	$35,978	$42,848
Net interest income	31,120	32,623	23,721
Provision for loan losses	51,300	9,443	6,000
Net interest income (loss) after provision for loan losses	$(20,180)	$23,180	$17,721
Noninterest income
Net gain on sale of investments	1,954	1,606	—
Other-than-temporary impairment loss on investments	(152)	(1,640)	—
Other	230	234	589
Total noninterest income	$2,032	$200	$589
Noninterest expense
Salaries and employee benefits	11,730	9,208	5,383
Occupancy and equipment	2,306	1,188	1,060
Professional fees	1,412	1,477	619
Data processing	634	486	468
FDIC/OTS Assessments	2,281	484	92
Goodwill Impairment	14,206	—	—
Contribution to First Financial Northwest Foundation	—	—	16,928
Other general and administrative	2,498	1,844	1,419
Total noninterest expense	$35,067	$14,687	$25,969
Income (loss) before provision (benefit) for federal income taxes	(53,215)	8,693	(7,659)
Provision (benefit) for federal income taxes	(12,507)	4,033	(3,675)
Net income (loss)	$(40,708)	$4,660	$(3,984)
Basic earnings (loss) per share (1)	$(2.18)	$0.22	$(0.51)
Diluted earnings (loss) per share (1)	$(2.18)	$0.22	$(0.51)
__________________
(1) The Company completed its mutual to stock conversion on October 9, 2007.

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Key Financial Ratios
(Unaudited)

	At or For the Quarter Ended
	December 31, 2009	September 30, 2009	June 30, 2009	March 31, 2009	December 31, 2008
		(Dollars in thousands, except share data)
Performance Ratios:
Return (loss) on assets (1)	(3.70)%	(0.50)%	(8.64)%	0.39%	(0.96)%
Return (loss) on equity (2)	(19.74)	(2.61)	(39.54)	1.66	(3.97)
Equity-to-assets ratio (3)	18.74	19.37	21.86	23.15	24.26
Interest rate spread (4)	2.11	1.80	1.54	1.96	1.85
Net interest margin (5)	2.61	2.40	2.24	2.74	2.71
Average interest-earning assets to
average interest-bearing liabilities	119.87	122.15	124.86	126.95	128.63
Efficiency ratio (6)	42.27	63.32	300.54	59.70	60.07
Noninterest expense as a percent of
average total assets	1.31	1.49	6.39	1.60	1.37
Book value per common share (7)	$12.14	$12.52	$12.48	$13.92	$13.62

Capital Ratios (8):
Tier 1 leverage	12.46%	13.47%	13.82%	15.65%	15.61%
Tier 1 risk-based	19.20	20.43	21.42	23.14	23.04
Total risk-based	20.49	21.72	22.70	24.40	24.30

Asset Quality Ratios (9):
Nonaccrual and 90 days or more past due loans
as a percent of total loans	11.23%	13.67%	12.20%	7.65%	5.56%
Nonperforming assets as a percent
of total assets	10.08	11.29	9.97	6.36	4.71
Allowance for loan losses as a percent of
total loans	3.07	2.86	3.06	1.36	1.61
Allowance for loan losses as a percent of
nonperforming loans	27.37	20.90	25.07	17.82	28.96
Net charge-offs to average loans
receivable, net	2.06	0.88	0.01	0.41	0.03

Allowance for Loan Losses:
Allowance for loan losses, beginning of the quarter	$31,134	$32,450	$14,294	$16,982	$11,837
Provision	23,705	7,795	18,256	1,544	5,500
Charge-offs	(21,816)	(9,154)	(100)	(4,232)	(355)
Recoveries	16	43	-	-	-
Allowance for loan losses, end of the quarter	$33,039	$31,134	$32,450	$14,294	$16,982

Reserve for unfunded commitments,
beginning of the quarter	$450	$330	$186	$-	$-
Adjustments	(114)	120	144	186	-
Reserve for unfunded commitments,
end of the quarter	$336	$450	$330	$186	$-

Nonperforming Assets (9):
Nonperforming loans
90 days or more past due and still accruing	$-	$907	$7,130	$12,657	$2,104
Nonaccrual loans	94,682	120,956	98,054	51,041	35,720
Nonaccrual troubled debt restructured loans	26,021	27,127	24,244	16,514	20,818
Total nonperforming loans	$120,703	$148,990	$129,428	$80,212	$58,642
OREO	11,835	-	-	-	-
Total nonperforming assets (NPA)	$132,538	$148,990	$129,428	$80,212	$58,642

Performing troubled debt restructured loans	$35,458	$24,192	$13,965	$5,776	$2,226

(1)	Net income divided by average total assets.
(2)	Net income divided by average equity.
(3)	Average equity divided by average total assets.
(4)	Difference between weighted-average yield on interest-earning assets and weighted-average cost of interest-bearing liabilities.
(5)	Net interest income divided by average interest-earning assets
(6)	Noninterest expense divided by net interest income plus noninterest income
(7)	Outstanding shares divided by stockholders' equity.
(8)	Capital ratios are for First Savings Bank Northwest only.
(9)	Nonaccrual and nonperforming loans/assets and total loans are calculated net of undisbursed funds.

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Key Financial Ratios
(Unaudited)

	Year Ended December 31,
	2009	2008	2007

Performance Ratios:
Return (loss) on assets (1)	(3.14)%	0.39%	(0.37)%
Return (loss) on equity (2)	(15.18)	1.50	(2.59)
Equity-to-assets ratio (3)	20.72	25.70	14.37
Interest rate spread (4)	1.86	1.84	1.75
Net interest margin (5)	2.49	2.81	2.30
Average interest-earning assets to
average interest-bearing liabilities	123.31	131.20	113.48
Efficiency ratio (6)(10)	105.78	44.75	106.82
Noninterest expense as a percent of
average total assets (10)	2.71	1.22	2.42
Book value per common share (7)	$12.14	$13.62	$13.53

Capital Ratios (8):
Tier 1 leverage	12.46%	15.61%	16.62%
Tier 1 risk-based	19.20	23.04	24.84
Total risk-based	20.49	24.30	25.91

Asset Quality Ratios (9):
Nonaccrual and 90 days or more past due loans
as a percent of total loans	11.23	5.56	2.81
Nonperforming assets as a percent
of total assets	10.08	4.71	2.19
Allowance for losses as a percent of
total loans	3.07	1.61	0.89
Allowance for losses as a percent of
nonperforming loans	27.37	28.96	31.83
Net charge-offs to average loans
receivable, net	3.38	0.04	-

Allowance for Loan Losses:
Allowance for loan losses, beginning of the period	$16,982	$7,971	$1,971
Provision	51,300	9,443	6,000
Charge-offs	(35,302)	(432)	-
Recoveries	59	-	-
Allowance for loan losses, end of the period	$33,039	$16,982	$7,971

Reserve for unfunded commitments,
beginning of the period	$-	$-	$-
Adjustments	336	-	-
Reserve for unfunded commitments,
end of the period	$336	$-	$-

Nonperforming Assets (9):
Nonperforming loans
90 days or more past due and still accruing	$-	$2,104	$-
Nonaccrual loans	94,682	35,720	25,042
Nonaccrual troubled debt restructured loans	26,021	20,818	-
Total nonperforming loans	$120,703	$58,642	$25,042
OREO	11,835	-	-
Total nonperforming assets (NPA)	$132,538	$58,642	$25,042

Performing troubled debt restructured loans	$35,458	$2,226	$-

___________________________

(1)	Net income divided by average total assets.
(2)	Net income divided by average equity.
(3)	Average equity divided by average total assets.
(4)	Difference between weighted-average yield on interest-earning
	assets and weighted-average cost of interest-bearing liabilities.
(5)	Net interest income divided by average interest-earning assets
(6)	Noninterest expense divided by net interest income plus noninterest income
(7)	Outstanding shares divided by stockholders' equity.
(8)	Capital ratios are for First Savings Bank Northwest only.
(9)	Nonaccrual and nonperforming loans/assets and total loans are calculated net of undisbursed funds.
(10)
Noninterest expense in 2007 included a one-time expense for the establishment of the First Financial Northwest Foundation of $16.9 million.  Without this one-time expense, the efficiency ratio for the year ended December 31, 2007 would have been 37.19%.

19